Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Mazor Robotics Ltd.:

We consent to the incorporation by reference in the registration statements (Nos. 333-190372 and 333-198213) on Form S-8 of Mazor Robotics Ltd. of our report dated April 28, 2015, with respect to the consolidated statements of financial position of Mazor Robotics Ltd. as of December 31, 2014 and 2013, and the related consolidated statements of comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2014, which report appears in the December 31, 2014 annual report on Form 20-F of Mazor Robotics Ltd.

/s/ Somekh Chaikin

Certified Public Accountants (Israel)

Member firm of KPMG International

Haifa, Israel

April 28, 2015